As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 333-237363

Registration No. 333-232825

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237363

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232825

UNDER

THE SECURITIES ACT OF 1933

LIVONGO HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-3542036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 West Evelyn Avenue, Suite 150

Mountain View, California 94041

(Address of principal executive offices, including zip code)

2019 EQUITY INCENTIVE PLAN

2019 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

AMENDED AND RESTATED 2008 STOCK INCENTIVE PLAN

(Full title of the plans)

Adam C. Vandervoort

President

Livongo Health, Inc.

150 West Evelyn Avenue, Suite 150

Mountain View, California 94041

(866) 435-5643

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott A. Barshay

Laura C. Turano

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Livongo Health, Inc., a Delaware corporation (the “Registrant”), on Form S-8, in each case as amended by any post-effective amendments thereto (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.001 per share (the “Registrant’s Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•                  Registration Statement No. 333-237363, filed with the SEC on March 24, 2020, registering a total of 4,765,033 shares of the Registrant’s Common Stock, consisting of (i) 3,812,026 shares under the Registrant’s 2019 Equity Incentive Plan and (ii) 953,007 shares under the Registrant’s 2019 Employee Stock Purchase Plan; and

•                  Registration Statement No. 333-232825, filed with the SEC on July 25, 2019, registering a total of 29,006,327 shares of the Registrant’s Common Stock, consisting of (i) 8,004,000 shares under the Registrant’s 2019 Equity Incentive Plan, (ii) 890,000 shares under the Registrant’s 2019 Employee Stock Purchase Plan, (iii) 14,146,691 shares under the Registrant’s Amended and Restated 2014 Stock Incentive Plan (Options), (iv) 5,006,586 shares under the Registrant’s Amended and Restated 2014 Stock Incentive Plan (RSUs) and (v) 959,050 shares under the Registrant’s Amended and Restated 2008 Stock Incentive Plan (Options).

On October 30, 2020, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2020, by and among the Registrant, Teledoc Health, Inc. (“Teledoc”) and Tempranillo Merger Sub, Inc. (“Merger Sub”), Merger Sub was merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Teledoc (the “Merger”). As a result of the Merger, the Registrant is now a wholly owned subsidiary of Teledoc.

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of October 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Purchase, State of New York, on this 30th day of October, 2020.

LIVONGO HEALTH, INC.

By:	/s/ Adam C. Vandervoort
Adam C. Vandervoort
President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.